SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant __X__
Filed by a Party other than the Registrant   ____

Check the appropriate box:
_____ Preliminary Proxy Statement             _____ Confidential, For Use of the
                                              Commission  Only (as  permitted by
                                              Rule 14a-6(c) (2))
__X__ Definitive Proxy Statement
_____ Definitive Additional Materials
_____ Soliciting Material Pursuant to Rule 14a-11 (c) or  Rule 14a - 12

                                 FIND/SVP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  __X__ No fee required.
  _____ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
  (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

  (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

  (5)  Total fee paid:

--------------------------------------------------------------------------------

  _____ Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
  _____ Check box if any part of the fee us offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
  (1)  Amount previously paid:

--------------------------------------------------------------------------------

  (2)  Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

  (3)  Filing Party:

--------------------------------------------------------------------------------

  (4)  Date Filed:

--------------------------------------------------------------------------------

                                 FIND/SVP, INC.
                           625 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10011

                              --------------------

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS - JULY 10, 2000

                              --------------------


TO THE SHAREHOLDERS OF FIND/SVP, INC.:

         Notice is hereby given that the Annual Meeting of Shareholders of FIND/SVP, Inc. will be held at the Hotel Inter-Continental, 111 E. 48th Street, New York City, New York, on July 10, 2000, at 9:15 a.m., New York City time, for the following purposes:

         1. To elect the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

         2. To approve the proposed amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock issuable thereunder from 1,150,000 to 1,650,000;

         3. To ratify the appointment of Deloitte & Touche LLP to serve as the Company's independent auditors for the year ending December 31, 2000; and

         4. To transact such other business as may properly be presented for action at the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on May 26, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

         Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY FORM AND RETURN IT IN THE ACCOMPANYING STAMPED ENVELOPE. The giving of such proxy will not affect your right to revoke such proxy before it is exercised or to vote in person should you later decide to attend the meeting.

         All shareholders are cordially invited to attend the meeting.

                                         By Order of the Board of Directors

                                         /s/ Fred S. Golden, Secretary
                                         -----------------------------
                                         Fred S. Golden, Secretary
Dated: June 1, 2000

                 IT IS IMPORTANT THAT THE ENCLOSED PROXY FORM BE
                        COMPLETED AND RETURNED PROMPTLY.

                         [INTENTIONALLY LEFT BLANK PAGE]

                                 FIND/SVP, INC.
                           625 AVENUE OF THE AMERICAS
                              NEW YORK, N.Y. 10011

                              --------------------

                                 PROXY STATEMENT
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 10, 2000
                     SOLICITATION AND REVOCATION OF PROXIES

                              --------------------


         This proxy statement is furnished in connection with the solicitation by the Board of Directors of FIND/SVP, Inc., a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Hotel Inter-Continental, 111 E. 48th St., New York City, New York, on July 10, 2000, at 9:15 a.m., New York City time, and any adjournment thereof.

         A form of proxy is enclosed for use at the Annual Meeting. The proxy may be revoked by a shareholder at any time before it is voted by execution of a proxy bearing a later date or by written notice to the Secretary before the Annual Meeting, and any shareholder present at the Annual Meeting may revoke his or her proxy thereat and vote in person if he or she so desires. When such proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted FOR the election of the nominees for directors herein, FOR the proposed amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock issuable thereunder, and FOR the ratification of the appointment of Deloitte & Touche LLP as independent accountants.

         The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or regular employees of the Company (who will receive no extra compensation for these services) in person or by telephone or telegraph. The Company also will request brokerage houses, custodians, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the Company's Common Stock and will reimburse such holders for their reasonable expenses in connection therewith. The approximate date of mailing of this Proxy Statement and accompanying proxy is June 1, 2000. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum, but are not counted as votes cast in determining whether a matter has been approved.

         Only shareholders of record on the close of business on May 26, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on such record date, the Company had issued and outstanding 7,455,693 shares of Common Stock. The holders of all outstanding shares of Common Stock are entitled to one vote for each share of Common Stock registered in their names on the books of the Company at the close of business on the record date. The presence in person or by proxy of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting will be necessary to constitute a quorum. The election of directors requires a plurality of the votes cast by holders of shares represented in person or by proxy and entitled to vote at the meeting. Approval of the amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock requires the affirmative vote by the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.

                      NOMINATION AND ELECTION OF DIRECTORS

         Six directors, all of whom are members of the present Board of Directors, are nominees for election to hold office until the next annual meeting and until their respective successors are elected and qualified. Unless authority to vote for the election of directors shall have been withheld, it is intended that proxies in the accompanying form will be voted at the meeting for the election of the six nominees named below. If any nominee, for any reason presently unknown to the Company, should refuse or be unable to serve, the shares represented by proxy will be voted for such person as shall be designated by the Board of Directors to replace any such nominee.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS LISTED BELOW.

         The following information is submitted concerning the nominees named for election as directors based upon information received by the Company from such persons:

                                                                                 DIRECTOR
        NOMINEE         AGE    OFFICE                                             SINCE
       --------         ---    -----                                              -----
Andrew P. Garvin        54     President, Chief Executive Officer and Director     1969

Brigitte de Gastines    56     Chairperson of the Board and Managing Director      1982

Howard S. Breslow       60     Director                                            1986

Frederick H. Fruitman   49     Director                                            1989

Jean-Louis Bodmer       58     Managing Director and Director                      1993

Eric Cachart            43     Managing Director and Director                      1998



         Mr. Garvin is a founder of the Company and has served as its Chief Executive Officer since 1972 and as its President since 1978. Mr. Garvin has been a director of the Company since its inception and treasurer until 1997. From 1979 to 1982, Mr. Garvin was a member of the Board of Directors of the Information Industry Association and served as Chairman of the 1979 National Information Conference and Exposition. Mr. Garvin is the author of THE ART OF BEING WELL INFORMED, an information resource handbook for executives. Mr. Garvin received a B.A. degree in political science from Yale University and an M.S. degree in journalism from the Columbia Graduate School of Journalism.

         Ms. de Gastines has been a director of the Company since 1982 and Chairperson of the Board and a Managing Director since October 1998. She has served as the General Manager of SVP International since 1985 and SVP S.A. since 1976.

         Mr. Breslow has been a director of the Company since 1986. He has been a practicing attorney in New York for more than 30 years and a member of the law firm of Breslow & Walker, LLP, New York, New York for more than 25 years. Breslow & Walker, LLP is currently the Company's general counsel. Mr. Breslow currently serves as a director of Cryomedical Sciences, Inc., a publicly held company engaged in the research, development and sale of products for use in low temperature medicine, Vikonics Inc., a publicly held company engaged in the design and sale of computer-based security systems, Lucille Farms, Inc., a publicly held company engaged in the manufacturing and marketing of cheese products, and Excel Technologies, Inc., a publicly held company engaged in the development and sale of laser products.

         Mr. Fruitman has been a director of the Company since 1989. Since 1990, Mr. Fruitman has been a Managing Director of Loeb Partners Corporation, an investment banking firm.

         Mr. Bodmer has been a director of the Company since 1993 and a Managing Director since October 1998. He has served as General Manager of SVP France since 1974. Other positions which he currently holds are Chief Executive
Director of SVP, S.A., President and Chief Executive Officer of SVP Participation, President of SVP Belgium, and President of SVP United Kingdom.

         Mr. Cachart has been a director of the Company since April 1998 and a Managing Director since October 1998. He is the Associate General Manager of SVP, S.A. and has served as President of SVP Multi-info since 1995. He was named President of SVP Network in 1998. Prior to 1995 he was a journalist and news commentator for French television networks.

                        BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors held seven meetings during the year ended December 31, 1999. Each of the directors standing for re-election attended all of the meetings in their tenure, except that Ms. de Gastines attended five meetings and Mr. Fruitman attended six meetings.

         The Company has a Stock Option Committee of the Board of Directors, currently consisting of Howard S. Breslow and Frederick H. Fruitman. The Stock Option Committee administers the Stock Option Plan including, among other things, determining the amount, exercise price and vesting schedule of stock options awarded under the Plan. The Stock Option Committee held five meetings in 1999.

         The Company has an Audit Committee of the Board of Directors, currently consisting of Jean-Louis Bodmer, Howard S. Breslow and Frederick H. Fruitman. The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the independent accountants, proposed changes in the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including the selection and retention of the Company' s independent accountants. The Audit Committee held one meeting in 1999.

         On January 25, 1999, the Company formed a Compensation Committee currently consisting of Jean-Louis Bodmer, Andrew P. Garvin, Howard S. Breslow and Frederick H. Fruitman. The purpose of the Compensation Committee is to review, structure and set the Company's Executive Compensation and to align management's interest with the success of the Company. During 1998, the Board of Directors performed the role of the Compensation Committee. The Company has no nominating or other committees performing similar functions.

         No family relationship exists between any director or executive officer and any other director or executive officer, except that Ms. De Gastines, the Chairperson of the Board, and Mr. Cachart, a director, are married.

         Directors were not compensated in cash for their services during 1998. On January 25, 1999, the Board of Directors approved the payment of $1,500 per meeting for the outside members of the Board, and on April 22, 1999, approved the payment of $500 per meeting for each outside director that serves on a Committee of the Board. The Company's 1996 Stock Option Plan provides for the automatic grant to outside directors of five-year non-incentive options to purchase 2,500 shares of Common Stock on the first business day of each new year beginning in 1996, the exercise price being the fair market value on the date of the grant.

         On April 22, 1999, the Board granted to each outside director additional five-year, non-incentive stock options to purchase 7,500 shares of Common Stock, the exercise price being the fair market value on April 22, 1999, and the Board voted to grant to each outside director additional five-year, non-incentive stock options to purchase 7,500 shares of Common Stock on the first business day of each year, commencing with the first business day of 2000, the exercise price being the fair market value on the date of the grant.

                               EXECUTIVE OFFICERS

         Set forth below is information concerning each executive officer of the Company, based on information received from such persons. The Executive Officers of the Company are as follows:

                                                                                   OFFICER
         NAME         AGE     POSITION                                              SINCE
         ----         ---     --------                                              -----
Andrew P. Garvin      54     President, Chief Executive Officer and Director        1969

Fred S. Golden        54     Chief Financial Officer,
                             Vice President, Corporate Secretary and Treasurer      2000

Stephan B. Sigaud     43     Vice President - Client Services                       1998

Kenneth A. Ash        55     Vice President - International Strategic Research      1998

Nina Monteleone       50     Vice President - Human Resources                       2000



         See information set forth under "Nomination and Election of Directors" concerning Mr. Garvin.

         Mr. Golden has been the Company's Vice President and Chief Financial Officer, Corporate Secretary and Treasurer since March 9, 2000. From July 1999 to March 2000, Mr. Golden was Chief Financial Officer of Elipze LLC, an interactive advertising and web production company. From 1968 through 1999, Mr. Golden, a certified public accountant, practiced management consulting and accounting, including four years with Laventhol Horwath. From 1982 to 1988, he was Chief Financial Officer at Confab Corporation, a $350 million manufacturing operation, and from 1988 to 1993, he was Executive Vice President and Chief Financial Officer at Pilot Air Freight Corp. Mr. Golden holds an accounting degree from Temple University.

         Mr. Sigaud has been the Company's Vice President of Client Services since October 1998, and was Vice President and Managing Director of the Company's Customer Satisfaction and Loyalty Group from May 1994 to October 1998. From 1989 to 1994 Mr. Sigaud was the owner and President of IDSI, Inc., a consulting firm specializing in Customer Satisfaction Measurement for companies in the industrial sector. From 1986 to 1989 he functioned as Executive Vice President for BMES, Inc., a business-to-business marketing research firm. He was employed from 1982 to 1986 in the Recruiting Department of Renault in France. Prior thereto he was in International Sales and Marketing and worked as Business Development Manager for an engineering firm in East Africa and as Trade Attache in the French Trade Office in Madagascar. Mr. Sigaud holds a B.S. in Math and Physics from Marseilles University and an MBA in Marketing from ESSEC, the leading business school in France.

         Mr. Ash joined FIND/SVP in March 1992 as Vice President & Managing Director of the Strategic Consulting & Research Group and became Vice President International Strategic Research on October 5, 1998. From 1985 to 1992, Mr. Ash directed his own consulting firm specializing in marketing and acquisition engagements. In 1991 and 1992, Mr. Ash served as President and CEO of CallTrack Systems, a start-up company offering a network-based, long distance call accounting system geared to small and medium-sized organizations. Mr. Ash served as Vice President of Marketing of Satellite Television Corporation, a COMSAT subsidiary and major communications start-up venture between 1983 and 1985. From 1973 to 1983, Mr. Ash held progressively senior account management positions at
J. Walter Thompson and Ogilvy & Mather advertising agencies. Mr. Ash served as a U.S. Navy Officer from 1969 to 1972, earned an MBA from the Wharton School of the University of Pennsylvania in 1969 and a BA from Princeton University in 1967.

         Miss Monteleone joined the Company in April 2000 as Vice President of Human Resources. From March 1999 through September 1999, she served as the Human Resource Consultant to Citi f/i, a start-up Internet division of Citigroup. Prior to that assignment, Miss Monteleone was an Assistant Vice President of Human Resources for Alliance Capital Management Corporation from June 1998 to November 1998. From 1996 to 1998, she was the Managing Director of HR Dynamics, Inc. a boutique human resources consulting firm. Miss Monteleone began her human resources work at The Rockefeller Group in 1991 where her final position was that of Assistant Vice President of Human Resources and left that organization in 1996. As her first career was in nursing, she holds a BS from Hunter College and a Certification as a Nurse Practitioner from the Albert Einstein School of Medicine; additionally, she holds a MSILR from Cornell University-Baruch College.

                BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

         The following table sets forth, as of March 31, 2000, certain information with respect to the beneficial ownership of the Common Stock by (I) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (II) each of the directors of the Company, (III) each named Executive Officer (as defined below), and (IV) all executive officers and directors as a group.

NAME OF BENEFICIAL OWNER             AMOUNT OF                   PERCENT
(AND ADDRESS OF 5% HOLDERS)      SHARES OWNED (1)               OF CLASS
-------------------------        ----------------                -------

Andrew P. Garvin (2)                      989,039                 12.9%
625 Avenue of the Americas
New York, N.Y. 10011

Amalia S.A.                             3,075,085                 39.0%
70, rue des Rosiers
F-93585 Saint-Ouen, Cedex
FRANCE (3)

Brigitte de Gastines (4)                   32,500           Less than 1%

Howard S. Breslow (5)(6)                   46,320           Less than 1%

Frederick H. Fruitman (6)                  75,679                     1%

Jean-Louis Bodmer (4)                      25,000           Less than 1%

Eric Cachart (7)                           17,500           Less than 1%

Kenneth A. Ash (8)                        105,000                   1.4%

Peter M. Carley (9)                        56,000           Less than 1%

Stephan B. Sigaud (10)                     75,000                   1.0%

Furman Selz SBIC, L.P.                    727,500                   9.0%
230 Park Avenue
New York, NY 10169 (11)

All executive officers and directors    1,441,038                  17.9%
as a group (9 persons) (12)

(1) Unless otherwise indicated below, all shares of Common Stock are owned beneficially and of record.

(2)  Includes 215,000 shares issuable under outstanding options.

(3) Includes the 422,222 shares issuable under outstanding warrants held by SVP, S.A., the 2,158,100 shares of Common Stock owned by SVP, S.A. and the 494,763 shares of Common Stock owned by SVP International. SVP, S.A. and SVP International are subsidiaries of Amalia S.A. Brigitte de Gastines owns in excess of 99% of the stock of Amalia S.A. In addition, Ms. de Gastines is President, General Manager and a director of SVP, S.A., and General Manager of SVP International. The shares owned by Amalia S.A. are not shown in the table as being owned by Ms. de Gastines.

(4)  Includes 22,500 shares issuable under outstanding options.

(5) Includes all of the 18,820 shares of Common Stock owned by record of Breslow & Walker, LLP, a law firm in which Mr. Breslow is a partner.

(6)  Includes 27,500 shares issuable under outstanding options.

(7)  Includes 15,000 shares issuable under outstanding warrants.

(8)  Includes 85,000 shares issuable under outstanding options.

(9) Includes 54,000 shares issuable under outstanding options. Employment terminated on March 24, 2000.

(10) Includes 75,000 shares issuable under outstanding options.

(11) Includes 633,055 shares issuable under outstanding warrants.

(12) Includes 565,000 shares issuable under outstanding options.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three years to (i) the Company's Chief Executive Officer, and (ii) each of the Company's executive officers who received salary and bonus payments in excess of $100,000 during the year ended December 31, 1999 (collectively the "Named Executive Officers"):

                                                                                     LONG TERM COMPENSATION
                                                                        -----------------------------------------------
                                       ANNUAL COMPENSATION                          AWARDS                    PAYOUTS
                             ---------------------------------------    ----------------------------   ----------------
                                                                                          SECURITIES
       NAMES AND                                               OTHER       RESTRICTED    UNDERLYING         LTIP    ALL
-----------------------------------------------------------------------------------------------------------------------
       PRINCIPAL                     SALARY       BONUS       ANNUAL            STOCK        OPTIONS      PAYOUT   OTHER
------------------------------------------------------------------------------------------------------------------------
       POSITIONS         YEAR           ($)         ($)        COMP.       AWARDS ($)        (#) (1)         ($)   COMP.
------------------------------------------------------------------------------------------------------------------------
ANDREW P. GARVIN         1999       267,679           -            -                -              -           -      -
PRESIDENT, CHIEF         1998       264,171      50,000            -                -              -           -      -
EXECUTIVE OFFICER        1997       253,867      50,000            -                -              -           -      -
AND DIRECTOR

VICTOR L. CISARIO        1999       152,885      50,000            -                -              -           -      -
VICE PRESIDENT,          1998       118,333       8,500            -                -         60,000           -      -
CHIEF FINANCIAL          1997       109,144       7,660            -                -          5,000           -      -
OFFICER, SECRETARY,
TREASURER (2)

STEPHAN B. SIGAUD        1999       175,000      18,611            -                -              -           -      -
VICE PRESIDENT-          1998       133,958         200            -                -         50,000           -      -
CLIENT SERVICES          1997       114,227      39,160            -                -              -           -      -

KENNETH A. ASH           1999       150,000      20,000            -                -              -           -      -
VICE PRESIDENT-          1998       143,750      83,647            -                -         60,000           -      -
INTERNATIONAL STRATEGIC  1997       125,000      50,000            -                -              -           -      -
RESEARCH
PETER CARLEY             1999        99,719      10,600            -                -              -           -      -
VICE PRESIDENT-          1998             -           -            -                -         55,000           -      -
HUMAN RESOURCES (3)      1997             -           -            -                -              -           -      -



-------------------
(1)    Options to acquire Common Stock.
(2)    Employment terminated on December 31, 1999.
(3)    Employment terminated on March 24, 2000.

                            OPTION GRANTS DURING 1999

         No stock options were granted to the Named Executive Officers during 1999.

                          OPTION EXERCISES DURING 1999
                           AND YEAR END OPTION VALUES

         The following table provides information related to options exercised by the Named Executive Officers during the year ended December 31, 1999 and the number and value of options held at year end. The Company does not have any outstanding stock appreciation rights.

                                                             NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                                    OPTIONS                          OPTIONS
                                                            AT FISCAL YEAR END (#)         AT FISCAL YEAR END ($)(1)
                                                            ----------------------         -------------------------
                              SHARES
                            ACQUIRED ON      VALUE
NAME                         EXERCISE      REALIZED      EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                        -----------    --------      -----------      -------------    -----------    -------------
                                (#)           ($)

ANDREW P. GARVIN                -             -            99,000           170,000            -               -


VICTOR L. CISARIO (2)         14,000        10,500         13,000            45,000         4,680.00        52,382.50


STEPHAN B. SIGAUD               -             -            14,000            36,000        17,920.00        46,080.00


KENNETH A. ASH                  -             -            18,000            42,000        21,321.25        51,181.88


PETER CARLEY (3)              1,000         1,219          15,000            39,000        18,731.25        48,513.75



--------------------
(1) The closing sale price of the Common Stock as reported by NASDAQ on December 31, 1999 was $2.03. Value is calculated on the difference between the option exercise price of in-the-money options and $2.03 multiplied by the number of shares of Common Stock underlying the option.
(2)   Employment terminated on December 31, 1999.
(3)   Employment terminated on March 24, 2000.


                                ----------------

                        EMPLOYMENT AND RELATED AGREEMENTS

         On January 1, 1996, the Company entered into an Employment Agreement with Andrew P. Garvin commencing on January 1, 1996 and terminating on December 31, 2001 (the "Employment Agreement"). Such Employment Agreement was amended and restated on December 12, 1996. The Employment Agreement provides for a base salary of $250,000 which will be adjusted each January 1 for a cost of living increase based on the Consumer Price Index for New York City for the twelve month period immediately preceding such January 1 date. Mr. Garvin will also be entitled to additional increases in base salary as may be determined from time to time by the Board of Directors or any compensation committee appointed by the Board of Directors. Mr. Garvin received a $12,500 signing bonus upon execution of the Employment Agreement. In addition, Mr. Garvin will be entitled to receive performance bonuses equal to 10% per annum of the pre-tax profits of the Company in excess of $1,000,000 for each of the years ended December 31, 1996, 1997, 1998, 1999, 2000, and 2001. The Employment Agreement limits the bonus to $250,000 in any year.

         The Employment Agreement provides that (I) if Mr. Garvin voluntarily leaves the employ of the Company on account of the Company being acquired and its principal office being moved to a location which is greater than 50 miles from New York City; and (II) if Mr. Garvin voluntarily leaves the employ of the Company on account of a Change in Control, then, in each such case, he shall be entitled to receive the compensation described in the immediately preceding paragraph for the balance of the term; provided, however, that if such termination occurs at a time when there is less than one year left in the term, the compensation shall continue for a period of two years from the date of termination on the same basis that the employee received compensation during the last year of the term. Change of control is defined in the Employment Agreement to include the acquisition by a party of 30% or more of the outstanding shares of Common Stock of the Company or a change in the majority of the Incumbent Board of Directors (as defined in the Employment Agreement). In the event that the Company terminates Mr. Garvin's employment for cause, and a court of law or other tribunal ultimately determines that such termination was without cause, then he shall be entitled to receive double the amount of compensation described above until the end of the term. Mr. Garvin has agreed to a non-competition covenant for a period of two years after the term of the Employment Agreement.

         During October 1998, Mr. Garvin's contract was amended to provide that any time after 1999 Mr. Garvin may elect to voluntarily leave the employ of the Company and receive the balance of his contract for the remaining term of his employment contract. The term of the contract runs through 2001. Mr. Garvin's salary for 1999 is $266,592. Additionally, concurrent with the amendment to his contract, Mr. Garvin relinquished 75,000 options previously granted him in connection with his employment contract. The vesting and pricing of said options was contingent upon the Company meeting certain earnings levels over the life of his employment contract. To date the earnings levels were not met, and accordingly, the exercise price of those options had not yet been set.

         The Company has entered into a deferred compensation agreement with Mr. Garvin, which provides for a schedule of payments to him or his designated beneficiary(ies). The agreement entered into in 1984 provides that in the event during the course of employment Mr. Garvin (I) dies, (II) becomes totally disabled or (III) elects to retire after June 30, 1994 and prior to age 65, he or, in the event of death, his designated beneficiaries, shall receive monthly payments ranging from $1,250 to $1,800 for a period of ten years from the date of death, disability or retirement. In the event Mr. Garvin retires at age 65 or over, Mr. Garvin shall receive $4,750 per month for ten years from the date of his retirement.

         The Company entered into an additional Deferred Compensation Agreement with Mr. Garvin in 1990. Pursuant thereto, in the event during the course of employment Mr. Garvin (I) dies, (II) becomes totally disabled or (III) elects to retire after July 25, 1992 and prior to age 65, he or, in the event of death, his designated beneficiary(ies), shall receive monthly payments ranging from $618.81 to $2,351. These payments are to continue for a period of ten years from the date of death, disability or retirement. In the event he retires at age 65 or over, Mr. Garvin shall receive $2,475.24 per month for ten years from the date of his retirement. The benefits under the two agreements are cumulative.

         In April 1999, severance agreements were entered into with Mssrs. Sigaud and Ash providing for (a) a normal severance benefit of nine (9) months, which would be increased to one (1) year after the employee has served as a member of the OMG for a continuous period of two (2) years, in the event the employee's services are terminated by the Company without cause, and (b) a severance benefit of one (1) year in the event the separation from service is due to (I) a change-in-control, and (II) the employee suffers, within one (1) year thereafter, either (A) a discontinuation of duties, or (B) an office change of at least 50 miles, or (C) a reduction in compensation, or (D) a termination of employment other than for cause.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         On January 25, 1999, the Company formed a Compensation Committee currently consisting of Jean-Louis Bodmer, Andrew P. Garvin, Howard S. Breslow and Frederick H. Fruitman. The purpose of the Compensation Committee is to review, structure and set the Company's Executive Compensation and to align management's interest with the success of the Company. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the executive officers of the Company.

          BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company operates in the Consulting and Business Advisory industry and must attain high levels of quality in the servicing of its clients. In order to succeed, the Board believes that it must be able to attract and retain qualified experienced executives. To achieve this goal, the Company has offered competitive executive compensation to attract and retain key executives with relevant experience in the Consulting and Business Advisory industry or in growth companies in related industries. Executive compensation has also been structured to align management's interests with the success of the Company by making a portion of compensation dependant on long term success of the Company.

         The Compensation Committee maintains a philosophy that compensation of executive officers should be directly linked to operating achievements and, to a lesser extent, stock performance. Base salaries for executive officers are determined by the Compensation Committee by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for management talent, and the compensation practices among public companies of the size of, or in businesses similar to, the Company. Salary adjustments are determined and normally made at twelve-month intervals. The compensation of Andrew P. Garvin, the Company's President and Chief Executive Officer, is fixed pursuant to an Employment Agreement (see "Employment and Related Agreements").

COMPENSATION COMMITTEE
----------------------

Andrew P. Garvin           Jean-Louis Bodmer
Howard S. Breslow          Frederick H. Fruitman

         PROPOSAL TO APPROVE AN AMENDMENT TO THE 1996 STOCK OPTION PLAN

         Submitted for approval by shareholders is an amendment to the Company's 1996 Stock Option Plan ("the Plan"), which was approved by the Board of Directors on March 9, 2000, to increase the number of shares of Common Stock issuable thereunder from 1,150,000 to 1,650,000.

         As of March 31, 2000 options to purchase 1,051,100 shares have been issued and are outstanding. The Board believes that the additional shares are necessary to encourage and enable key employees, directors and consultants to obtain a proprietary interest in the Company through the ownership of stock, thereby providing such persons with an added incentive to continue in the employ or service of the Company and to stimulate their efforts in promoting the growth, efficiency and profitability of the Company, and affording the Company a means of attracting to its services persons of outstanding quality.

         A summary of the Plan as proposed to be amended is set forth below. The summary does not purport to be complete and is qualified in its entirety by the text of the Plan as proposed to be amended.

                        SUMMARY OF THE PLAN TO BE AMENDED

         The Plan authorizes the granting of options to employees, including officers, and directors of the Company (aggregating 207 persons at March 31, 2000). In addition, the Plan allows options to be granted thereunder to consultants and advisors to the Company, provided they render bona fide services to the Company and such services are not in connection with the offer or sale of securities in a capital raising transaction. The options to be granted under the Plan will be designated as incentive stock options or non-incentive stock options by the Board of Directors or a committee thereof, which also will have discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. Only employees, including officers of the Company, may be granted incentive stock options. The options to be granted under the Plan and designated as incentive stock options are intended to receive incentive stock option tax treatment pursuant to Section 422 of the Internal Revenue Code, as amended (the "Code").

         The Plan provides that all options thereunder shall be exercisable during a period of no more than ten years from the date of grant (five years for options granted to holders of 10% or more of the outstanding shares of Common Stock), depending upon the specific stock option agreement, and that the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% for options granted to holders of 10% or more of the outstanding shares of Common Stock). Pursuant to the provisions of the Plan with respect to incentive stock options, the aggregate fair market value (determined on the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000.

         The Plan also permits optionees whose employment is terminated without cause and other than by reason of death, disability or retirement at age 65, three months from the date of termination to exercise their options. If the employment of an optionee is terminated for cause and other than by reason of death, disability or retirement at age 65, any options granted to the optionee will terminate automatically. If employment is terminated by reason of disability or retirement at age 65, the optionee may, within one year from the date of termination, in the event of termination by reason of disability, or three months from the date of termination, in the event of termination by reason of retirement at age 65 (but not after the expiration of the option), exercise the option. If employment is terminated by death, the person or persons to whom the optionee's rights under the option are transferred by will or the laws of descent and distribution have similar rights of exercise within three months after such death (but not after the expiration of the option). Options are not transferable otherwise by will or the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. Shares subject to options which expire or terminate may be the subject of future options. The Plan terminates January 28, 2006.

         The Plan provides for the cashless payment of the exercise price of options granted under the Plan by (A) delivery to the Company of shares of Common Stock having a fair market value equal to such purchase price, (B) irrevocable instructions to a broker to sell shares of Common Stock to be issued upon exercise of the option, provided such shares are registered and transferable, followed by delivery to the Company of the amount of sale proceeds necessary to pay such purchase price, and delivery of the remaining cash proceeds less commissions and brokerage fees to the optionee or delivery of the remaining shares of Common Stock to the optionee, or (C) by any combination of the methods of payment described in (A) and (B) above.

         The Plan also states that there will be granted to each outside director on the first business day of each year a non-incentive stock option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. For purposes of such grants, fair market value shall mean the last closing bid price per share of the Common Stock, as quoted on the NASDAQ System on the date of grant, or, in the event that the Common Stock is also traded on an exchange, the higher of the NASDAQ price and the closing price per share of the Common Stock on such exchange on the date of grant, or in the event the Common Stock is only traded on an exchange, the closing price of the Common Stock on the date of grant. Such options shall be immediately exercisable and shall have a term of five years.

                         FEDERAL INCOME TAX CONSEQUENCES

         If shares are issued to the holder of a non-incentive option under the Plan (1) no income will be recognized by the holder at the time of grant of the option; (2) except as stated below, upon exercise of the option the holder will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares over the option price; (3) if the holder exercising the option is restricted from selling the shares so acquired because the holder is an officer or director of the Company and would be subject to liability under
Section 16(b) of the Exchange Act, then, unless the holder makes an election to be taxed under the rule of clause (2) above, the holder will recognize taxable ordinary income, at the time such Section 16(b) restriction terminates, equal to the excess of the fair market value of the shares at that time over the option price, and any dividends he or she receives on the shares before that time will be taxable to him or her as compensation income; (4) the Company will be entitled to a deduction at the same time and in the same amount as the holder has income under clause (2) or (3); and (5) upon a sale of shares so acquired, the holder may have additional short-term or long-term capital gain or loss.

         If shares are issued to the holder of an incentive stock option under the Plan (1) no income will be recognized by such holder at the time of the grant of the option or the transfer of shares to the holder pursuant to his or her exercise of the option; (2) the difference between the option price and the fair market value of the shares at the time of exercise will be treated as an item of tax preference to the holder; (3) no deduction will be allowed to the Company for Federal income tax purposes in connection with the grant or exercise of the option; and (4) upon a sale or exchange of the shares after the later of
(a) one year from the date of transfer of the shares to the original holder,  or
(b) two years from the date of grant of the option, any amount realized by the holder in excess of the option price will be taxed to the holder as a long-term capital gain, and any loss sustained by the holder will be a long-term capital loss. If the shares are disposed of before the holding period requirements described in the preceding sentence are satisfied, then (1) the holder will recognize taxable ordinary income in the year of disposition in an amount determined under the rules of the Code; (2) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized; (3) the holder may have additional long-term or short-term capital gain or loss; and
(4) the tax preference provision might not be applicable.

                          MARKET PRICE OF COMMON STOCK

         On March 31, 2000, the last sale price of the Common Stock was $2.625.

                                  OPTION GRANTS

         For each of the Named Executive Officers and the various indicated groups, the table below shows (I) the number of shares of Common Stock granted and outstanding at March 31, 2000 subject to options granted under the Plan and
(II) the weighted average exercise price payable per share under such options:

                                                                            WEIGHTED AVERAGE
                                                           NUMBER OF        EXERCISE PRICE OF
NAME AND PRINCIPAL POSITION                              OPTION SHARES       GRANTED OPTIONS
-------------------------                                ------------        --------------
Andrew P. Garvin
  President and Chief Executive Officer                    215,000                $2.44
Fred S. Golden
   Chief Financial Officer and Vice President               75,000                $3.69
Stephan B. Sigaud
  Vice President - Client Services                          75,000                $1.73
Kenneth A. Ash
  Vice President - International Strategic Research         85,000                $1.66
Nina Monteleone
  Vice President - Human Resources                               -                -
All current executive officers as a group (5 persons)      450,000                $2.35
All current directors (other than executive officers)
  as a group (5 persons)                                   115,000                $2.36
All employees, who are not executive officers,
  as a group (117 persons)                                 486,100                $1.63

         THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE 1996 STOCK OPTION PLAN.

                             STOCK PERFORMANCE CHART

         The following chart compares the yearly percentage change in the cumulative total stockholder return on the Common Stock for a period of five years ended December 31, 1999, with the cumulative total return of the NASDAQ Stock Market Index (U.S. companies), a broad market index, prepared for NASDAQ by the Center for Research in Securities Prices ("CRSP") at the University of Chicago, and the Peer Group Index, an index prepared by CRSP made up of the selected NASDAQ traded companies. The comparison for each of the periods assumes that $100 was invested on December 30, 1994, in each of the Common Stock, the stocks included in the NASDAQ Stock Market Index (U.S. Companies) and the stocks included in the Peer Group Index. These indices, which reflect the assumption of reinvestment of dividends, do not necessarily reflect returns that could be achieved by individual investors.

                               STOCK PERFORMANCE

            [Table below represents line chart in its printed piece]

                              CRSP NASDAW
                          Stock Market Index           Peer Group
 Find/SVP, Inc (2)       (US Companies) (2) (3)       Index (1) (2)
------------------       ----------------------       --------------
       100                      100                      100
       96.97                    141.335                  141.389
       87.879                   173.898                  183.022
       36.364                   213.067                  205.518
       36.364                   300.431                  199.864
       98.485                   555.988                  248.732


1. The Peer Group Index consists of NASDAQ Stocks in SIC#8740-8749(U.S. companies).

2. Annualized returns for FIND/SVP, Inc., the CRSP Index for NASDAQ Stock Market (U.S. and foreign) and the Peer Group Index are comprised of total market return for all stocks in the index.

3. The CRSP Index for the NASDAQ Stock Market (U.S. companies) includes total returns on all domestic common shares and ADR's traded on the NASDAQ National Market and NASDAQ Small-Cap Market and is comprised of their annualized total market return.

                                ---------------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since 1971, the Company has been a licensee of SVP International. Pursuant to this license agreement, the Company pays royalties to SVP
International  for  the  use  of the  SVP  name  and  participation  in the  SVP
International network. SVP International is a subsidiary of Amalia S.A., a principal shareholder of the Company. The accrued royalties payable as of December 31, 1999 to SVP International were approximately $240,000.

         Howard S. Breslow, a director of the Company, is a member of Breslow & Walker, LLP, general counsel to the Company. During 1999, Breslow & Walker, LLP received legal fees of $50,535.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         On April 22, 1999, the Company dismissed KMPG LLP as its independent auditors. The decision to change independent auditors was approved by the Board of Directors upon the recommendation of the Audit Committee.

         During the two most recent fiscal years and through April 22, 1999, there had been no disagreements with KMPG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any reportable events.

         On May 4, 1999, the Company engaged Deloitte & Touche LLP as its new certifying auditors. Management has not previously consulted with D&T on any accounting, auditing or financial reporting matters.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected the accounting firm of Deloitte & Touche LLP to serve as independent auditors of the Company to perform the annual audit for year ending December 31, 2000 and proposes the ratification of such decision. Deloitte & Touche LLP served as the independent auditors for the year ended December 31,1999. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate shareholder questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2000.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company's officers, directors and beneficial owners of more than 10% of any class of its equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 ("Reporting Persons") are required under that Act to file reports of ownership and changes in beneficial ownership of the Company's equity securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company pursuant to that Act, the Company believes that during fiscal year ended December 31, 1999, all filing requirements applicable to Reporting Persons were complied with.

                              SHAREHOLDERS PROPOSAL

         Shareholder proposals for action at the Company's 2001 Annual Meeting of Shareholders must be submitted in writing to the Company no later than January 19, 2001 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Shareholders who intend to present a proposal at the Company's 2001 Annual Meeting of Shareholders without inclusion of such a proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than April 10, 2001. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                          ANNUAL REPORT TO SHAREHOLDERS

         The Annual Report to Shareholders of the Company for the year ended December 31, 1999, including audited financial statements, has been mailed to the shareholders concurrently herewith, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgments.

                                      By Order of the Board of Directors


                                      /s/ Fred S. Golden, Secretary
                                      -----------------------------
                                      Fred S. Golden, Secretary
New York, New York
June 1, 2000

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

     PROXY                       FIND/SVP, INC.
              625 Avenue of the Americas, New York, New York 10011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned, acknowledging receipt of the proxy statement dated June 1, 2000 of FIND/SVP, Inc., hereby constitutes and appoints Andrew P. Garvin and Fred S. Golden, and each or any of them, attorney, agent and proxy of the undersigned, with full power of substitution to each of them, for and in the name, place and stead of the undersigned, to appear and vote all the shares of stock of FIND/SVP, Inc., standing in the name of the undersigned on the books of said corporation on May 26, 2000 at the Annual Meeting of Shareholders of FIND/SVP, Inc., to be held at the Hotel Inter-Continental, 111 E. 48 St., New York City, New York, on July 10, 2000 at 9:15 a.m., New York City time, and any and all adjournments thereof.

      When properly executed, this proxy will be voted as designated by the undersigned. If no choice is specified, the proxy will be voted FOR the election of directors and FOR the following proposals, which are set forth in the Proxy Statement.

   1. ELECTION OF DIRECTORS
   [] FOR all nominees listed below (except as written in on the line below)   []  WITHHOLD AUTHORITY
         Andrew P. Garvin, Brigitte de Gastines, Howard S. Breslow,              [] For ALL Nominees
         Frederick H. Fruitman, Jean-Louis Bodmer, Eric Cachart.                 [] For the individual(s) listed below
                                                                                    (Instruction: To withhold authority to
                                                                                    vote for any individual nominee, please
                                                                                    write in name on line below)

---------------------------------------------------------------------------------------------------------------------------

   [] ABSTAIN

   2. AMENDMENT TO THE 1996 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER FROM 1,150,000 TO 1,650,000.
         [] FOR         [] AGAINST         [] ABSTAIN

   3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.
      [] FOR            [] AGAINST         [] ABSTAIN

   4. FOR SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.




                                        ----------------------------------, 2000
                                         Date


                                        ----------------------------------------
                                        Signature


                                        ----------------------------------------
                                        Signature, if held jointly


   Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                            IN THE ENCLOSED ENVELOPE.